UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 10, 2016

ZIVO BIOSCIENCE, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-30415	87-0699977
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2804 Orchard Lake Road, Suite 202, Michigan	48320
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (248) 452-9866

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      .  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      .  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      .  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      .  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; compensatory Arrangements of Certain Officers

On March 10, 2016, Thomas Cox resigned as a director of the Registrant. Mr. Cox's resignation from the Boards of Directors of the Registrant did not result from any disagreement with the Company.  On March 11, 2016, the Registrant’s Board of Directors appointed Robert Rondeau as a director, to serve in such capacity until his successor is appointed and qualified or until his earlier resignation or removal.

As compensation for serving as a member of the Board of Directors of the Registrant, Mr. Rondeau will receive $10,000 for each annual term served, payable quarterly.  In addition, upon his appointment as a director, the Registrant issued Mr. Rondeau a five-year warrant to purchase 125,000 shares of the Registrant’s common stock at an exercise price of $.09 per share.

Mr. Rondeau, 50 years old, is the chief executive officer of PRZ, LLC, a financing company focused on used car floor plan financing, retail financing and leasing, as position he has held since 2013.  Mr. Rondeau is also the chief executive officer of Bran Financial, a credit card processing company, as position he has held since 2010.  Prior to that, Mr. Rondeau was an executive director of Flagstar Bank, focusing on commercial, consumer and warehouse lending from 2004 through 2009.   Mr. Rondeau received a Bachelor of Arts degree from Northwestern University and an Executive M.B.A. from Michigan State University.

Item 8.01

Other Events

On March 15, 2016, the Company issued the Press Release filed herewith as Exhibit 99.1.

Item 9.01

Financial Statements and Exhibits

Exhibit 99.1 – Press Release dated March 15, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZIVO BIOSCIENCE, INC.

Date: March 15, 2016	By: /s/ PHILIP M, RICE II
Philip M. Rice, II, Chief Financial Officer

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